EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com            STANDARD & POOR'S
                     A Division of The McGraw Hill Companies


                                 August 31, 2004

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

                Re: Van Kampen Unit Trusts, Municipal Series 520
             California Insured Municipals Income Trust, Series 226 New Jersey Insured Municipals Income Trust, Series 150
                Ohio Insured Municipals Income Trust, Series 132

Gentlemen:

     We have examined Registration Statement File No. 333-117163 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                Sincerely,

                                                                Frank A Ciccotto
                                                                Vice President